Exhibit 99.1

VACCINOGEN, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

This Non-Statutory Stock Option Agreement (the “Agreement”), dated as of [DATE OF 16b-3 COMMITTEE APPROVAL] (the “Grant Date”), between Vaccinogen, Inc., a Maryland corporation, and the Grantee whose name appears on the signature page hereof, is being entered into pursuant to the Vaccinogen, Inc. 2015 Stock Incentive Plan (the “Plan”).

The Company and the Grantee hereby agree as follows:

Section 1. Certain Definitions. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings given to them in the Plan, and the following additional terms shall have the following meanings:

“Aggregate Price” has the meaning set forth in Section 5(a).

“Exercise Date” has the meaning set forth in Section 5(a).

“Exercise Price” means the price specified on the signature page hereof.

“Financing Agreements” means any guaranty, financing or security agreement or document entered into by the Company or any Subsidiary from time to time.

“Grantee” means the grantee of the Non-Statutory Stock Options (whether an employee, officer, Consultant or director of the Company or a Subsidiary), whose name is set forth on the signature page of this Agreement; provided that following such person’s death, “Grantee” shall be deemed to include such person’s beneficiary or estate and following such person’s Disability, “Grantee” shall be deemed to include such person’s legal representative.

“Normal Expiration Date” has the meaning set forth in Section 4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Service Relationship” means a Grantee’s relationship to the Company or any Subsidiary as an employee, officer, Consultant or director (as applicable).

Section 2. Grant of Non-Statutory Stock Options

(a) Confirmation of Grant. The Company hereby evidences and confirms, effective as of the date hereof, its grant to the Grantee of Non-Statutory Stock Options to purchase the number of shares of Stock specified on the signature page hereof. The Non-Statutory Stock Options are not intended to be incentive stock options under the Code. This Agreement is entered into pursuant to, and the terms of the Non-Statutory Stock Options are subject to, the terms of the Plan. If there is any inconsistency between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

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(b) Exercise Price. Each share of Stock covered by a Non-Statutory Stock Option shall have the Exercise Price specified on the signature page hereof.

Section 3. Vesting and Exercisability

(a) Vesting. The Non-Statutory Stock Options shall be fully vested as of the Grant Date.

(b) Exercise. The Non-Statutory Stock Options may be exercised at any time and from time to time prior to the date such Non-Statutory Stock Options expire pursuant to Section 4. Non-Statutory Stock Options may only be exercised with respect to whole shares of Stock and must be exercised in accordance with Section 5.

Section 4. Expiration of Non-Statutory Stock Options

(a) Normal Expiration Date. Unless earlier expiration occurs pursuant to Sections 4(b) or 6, the Non-Statutory Stock Options shall expire on the tenth anniversary of the Grant Date (the “Normal Expiration Date”), if not exercised prior to such date.

(b) Expiration of Non-Statutory Stock Options Following Termination of the Service Relationship. All Non-Statutory Stock Options held by the Grantee upon termination of the Service Relationship shall expire if not exercised by the Grantee within 30 days following the termination of the Service Relationship, or upon the Normal Expiration Date, if earlier.

Section 5. Manner of Exercise

(a) General. Subject to such reasonable administrative regulations as the Committee may adopt from time to time, the Grantee may exercise Non-Statutory Stock Options by giving advance notice to the Company specifying the proposed date on which the Grantee desires to exercise a Non-Statutory Stock Option (the “Exercise Date”), the number of whole shares with respect to which the Non-Statutory Stock Options are being exercised (the “Exercise Shares”) and the aggregate Exercise Price for such Exercise Shares (the “Aggregate Price”). On or before the Exercise Date, the Grantee shall deliver to the Company full payment for the Exercise Shares in United States dollars in cash, or cash equivalents satisfactory to the Company, or, if so permitted by the Committee (and on such conditions as the Committee shall determine) (A) through a net issuance arrangement pursuant to which a number of shares of Stock subject to the portion of the Non-Statutory Stock Options being exercised, having a Fair Market Value equal to the applicable exercise price plus the required minimum withholding taxes, are retained by the Company, or (B) by using a broker assisted cashless exercise program acceptable to the Committee, and the Company shall direct such issuance to be registered by the Company’s transfer agent. The Company may require the Grantee to furnish or execute such other documents as the Company shall reasonably deem necessary (i) to evidence such exercise, or (ii) to comply with or satisfy the requirements of the Securities Act, applicable state or non-U.S. securities laws or any other law.

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(b) Restrictions on Exercise. Notwithstanding any other provision of this Agreement, the Non-Statutory Stock Options may not be exercised in whole or in part, and no certificates representing Exercise Shares shall be delivered, (i) unless (A) all requisite approvals and consents of any governmental authority of any kind shall have been secured, (B) the Exercise Shares shall have been registered under applicable law or shall have been determined by the Company to be exempt from registration thereunder, and (C) all applicable U.S. federal, state and local and non-U.S. tax withholding requirements shall have been satisfied, or (ii) if such exercise would result in a violation of the terms or provisions of or a default or an event of default under, any of the Financing Agreements. The Company shall use its commercially reasonable efforts to obtain any consents or approvals referred to in clause (i) (A) of the preceding sentence, but shall otherwise have no obligations to take any steps to prevent or remove any impediment to exercise described in such sentence.

Section 6. Change in Control.

(a) Alternative Award. No cancellation, acceleration, lapse of restrictions or other payment shall occur with respect to any Non-Statutory Stock Options in connection with a Change in Control if the Committee reasonably determines in good faith, prior to the occurrence of the Change in Control, that such Non-Statutory Stock Options shall be honored or assumed, or new rights substituted therefor following the Change in Control (such honored, assumed, or substituted award, an “Alternative Award”), provided that any Alternative Award must give the Grantee who held such Non-Statutory Stock Options rights and entitlements substantially equivalent to or better than the rights and terms applicable under such Non-Statutory Stock Options, including but not limited to immediate full vesting and exercisability, and identical or better timing and methods of payment.

(b) Cancellation. Notwithstanding Section 6(a), if the Committee, in its discretion, determines that the Grantee will not receive an Alternative Award, all outstanding Non-Statutory Stock Options shall remain exercisable only for 30 days following the Change in Control, at which time they shall expire, unless the Committee, in its discretion, determines to cancel the Non-Statutory Options in exchange for payment to Grantee of the excess of the Fair Market Value of the Stock subject to the Options over the exercise price of the Options, as set forth in Section 13(b) of the Plan (or otherwise take action with respect to the Options as set forth in Section 13(b) of the Plan).

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(c) Limitation of Benefits. In the event that it is determined that any acceleration of payment or other value provided under this Agreement in connection with a change in control would be considered “parachute payments” within the meaning of Section 280G of the Code (the “Parachute Payments”) that, but for this Section 6(c) would be payable to Grantee hereunder, and would, when combined with any other Parachute Payments under any other agreement or arrangement, exceed the greatest amount of Parachute Payments that could be paid to Grantee without giving rise to any liability for the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the aggregate amount of Parachute Payments payable to Grantee hereunder shall be reduced such that it shall not exceed the amount that produces the greatest after-tax benefit to Grantee after taking into account any Excise Tax to be payable by Grantee.

Section 7. Miscellaneous.

(a) Withholding. The Company, or a Subsidiary, shall have the power to withhold, or to require the Grantee to remit to the Company, an amount in cash sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection with the grant, exercise or purchase of the Non-Statutory Stock Options.

(b) Authorization to Share Personal Data. The Grantee authorizes the Company to divulge or transfer personal data relating to the Grantee if and to the extent necessary or appropriate in connection with this Agreement or the administration of the Plan.

(c) No Rights as Stockholder; No Voting Rights. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of Stock covered by the Non-Statutory Stock Options until the exercise of the Non-Statutory Stock Options and delivery of the shares of Stock. Except as provided in Section 13 of the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the delivery of the shares of Stock.

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(d) No Right to Continued Service Relationship. Nothing in this Agreement shall be deemed to confer on the Grantee any right to a continued Service Relationship, or to interfere with or limit in any way the right of the Company or a Subsidiary to terminate such Service Relationship at any time.

(e) Non-Transferability of Non-Statutory Stock Options. The Non-Statutory Stock Options may be exercised only by the Grantee, or a Grantee’s guardian or legal representative during the period the Grantee is under legal disability, or, following the Grantee’s death, by his designated beneficiary or by his estate in the absence of a designated beneficiary. The Non-Statutory Stock Options are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of the Grantee upon the Grantee’s death or with the Company’s consent.

(f) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or sent by certified or express mail, return receipt requested, postage prepaid, or by any recognized equivalent of such delivery, to the Company or the Grantee, as the case may be, at the following addresses or to such other address as the Company or the Grantee, as the case may be, shall specify by notice to the other:

(i) if to the Company, to it at:

949 Fell Street

Baltimore, Maryland 21231

Attn: Board Chair

(ii) if to the Grantee, to the Grantee at his or her most recent address as shown on the books and records of the Company.

All such notices and communications shall be deemed to have been received on the date of delivery if delivered personally or on the third business day after the mailing thereof.

(g) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

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(h) Waiver. Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement, and (C) waive or modify performance, in a less burdensome manner, of any of the obligations of the other parties under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(i) Amendment. Except as provided in the Plan, this Agreement may not be amended, modified or supplemented orally, except by a written instrument executed by the Grantee and the Company.

(j) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Grantee without the prior written consent of the other party.

(k) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland regardless of the application of rules of conflict of law that would apply the laws of any other jurisdiction.

(l) Arbitration; Waiver of Jury Trial. Any dispute, controversy or claim arising out of or pursuant to the Plan, this Agreement, any other agreement entered into pursuant to the Plan or any undertakings, covenants and agreements incorporated by reference into the Plan or this Agreement shall be adjudicated as provided in Section 24 of the Plan.

(m) Titles and Headings. The titles and headings of the sections in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(n) Gender and Number. Except where otherwise indicated by the context, any masculine term used herein shall also include the feminine; the plural shall include the singular and the singular shall include the plural.

(o) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

(p) Clawback. Grantee acknowledges and agrees to be bound by the clawback provisions set forth in Section 20(b) of the Plan.

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IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first above written.

VACCINOGEN, INC.

By:
Name:
Title: Chair, Compensation Committee

THE GRANTEE:

Andrew L. Tussing

Total Number of Shares for the Purchase of Which Non-Statutory Stock Options have been Granted	Exercise Price
1,493,374 Shares	$5.50 [CONFIRM MARKET PRICE NOT HIGHER ON DATE OF GRANT]

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